Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SILVER RUN ACQUISITION CORPORATION II

(Under Sections 228 and 242 of the
Delaware General Corporation Law)

March 23, 2017

Silver Run Acquisition Corporation II (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.                                      The name of the Corporation is Silver Run Acquisition Corporation II

2.                                      The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 16, 2016.

3.                                      The date of filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is March 21, 2017.

4.                                      The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation so that such Section 4.1 is hereby amended, restated and replaced in its entirety as follows:

Section 4.1                                    Authorized Capital Stock.  The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 451,000,000 shares, consisting of (a) 450,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 50,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

5.                                      This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation and was approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

6.                                      This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall become effective immediately upon being duly filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of the date first written above.

SILVER RUN ACQUISITION CORPORATION II

By:	/s/ Thomas J. Walker
Name: Thomas J. Walker
Title: Chief Financial Officer

[CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]